Exhibit 99.2

2621 West 15th Place Chicago, IL 60608
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NEWS RELEASE	Terence R. Rogers
VP Finance and Treasurer
773.788.3720

RYERSON TULL COMPLETES ACQUISITION OF INTEGRIS METALS

Chicago, Illinois—January 4, 2005—Ryerson Tull, Inc. (NYSE: RT), today announced the completion of the acquisition of Integris Metals, Inc., from its shareholders, Alcoa Inc. (NYSE: AA) and BHP Billiton (NYSE: BBL). Ryerson Tull purchased all of the equity interest in Integris for $410 million plus assumption of approximately $234 million of Integris’ debt. To finance the acquisition, Ryerson Tull tapped its new $1.1 billion revolving credit agreement, which closed simultaneously with the acquisition. Additionally, as previously disclosed, the company completed the private placement of $175 million of convertible senior notes and $150 million of senior notes in the fourth quarter of 2004, following the announcement of the definitive agreement to purchase Integris Metals on October 26, 2004.

“Since the October announcement, integration teams from Ryerson Tull and Integris have been identifying synergies and best practices from each of the two companies, to be used by the new organization,” stated Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “The new organizational structure is in place, and we are more excited than ever about our ability to create a company that brings unparalleled levels of service to customers and competitiveness to the marketplace. Additionally, with the new financings in place, we have adequate liquidity—with approximately $300 million available under our credit facility—and the financial flexibility to support our expanded organization and corporate initiatives.”

As previously stated, Ryerson Tull expects the acquisition to be immediately accretive. Additionally, the company plans to capture efficiencies and generate annualized cost savings of at least $30 million, within the next 18 to 24 months.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. Integris Metals, Inc. is the fourth largest metals service center in North America with leading market positions in aluminum and stainless steel and 2003 revenues of $1.5 billion.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.